AMENDED CB SUBSCRIPTION AGREEMENT

THIS AMENDED CB SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of this 18th day of November, 2008 by and between:

WOORI PRIVATE EQUITY FUND, a company duly incorporated and validly  existing under the laws of the Republic of Korea having its principal office at 20Fl.,  Youngpoong Bldg., 33 Seorin-dong, Chongno-gu, Seoul, Korea (“Woori”); and

CINTEL CORP., a corporation duly incorporated and validly existing under the  laws of the State of Nevada having its principal office at 9900 Corporate Campus  Drive Suite 3000 Louisville, KY 40223, U.S.A. (“Cintel”).

Woori and Cintel are collectively referred to as the “Parties,” and individually as a “Party.”

RECITALS

WHEREAS, the Parties have entered into the Convertible Bonds Subscription Agreement (the “Convertible Bonds Subscription Agreement”) on March 15, 2007.

NOW THEREFORE, the Parties hereby desire to amend the Convertible Bonds Subscription Agreement.

ARTICLE 1. Definition and Application

The defined contents of the Convertible Bonds Subscription Agreement shall have the same meanings as the Agreement, unless defined otherwise in this Agreement.

ARTICLE 2. Clause 6.2 d. of the Convertible Bonds Subscription Agreement

Section 6.2.d of the Convertible Bonds Subscription Agreement is amended to by deleting the text thereof and inserting the following in its place:

Put/Redemption Option: The Subscriber shall have put/redemption option as follows:

2.1
In case Cintel does not go through the initial public offering process by October 31, 2009 for any reason not solely attributable to the Subscriber, the Subscriber shall be entitled to exercise its put option to redeem the partial amount of the principal amount of the Bonds to the extent of KRW 20 billion and shall be entitled to receive the following amount from Cintel:

(a)	The partial amount of the principal amount of the Bonds that is being redeemed; and
(b)
The payment of interest on the KRW 20 billion calculated at the compounded rate of fourteen percent (14%) per annum from the date of the issuance of the Bonds (including the day) until the date of redemption (not including the day).

2.2
In case Cintel does not go through the initial public offering process by October 31, 2010 for any reason not solely attributable to the Subscriber, the Subscriber shall be entitled to exercise its put option to redeem the outstanding principal balance of the Bonds at the face value thereof and shall be entitled to receive the following amount (together with the amount to be paid by Cintel pursuant to Section 2.1 above, the “Put Amount,” which has not been paid as required in Section 2.1) from Cintel:

(a)	The outstanding principal balance of the Bonds; and
(b)
The payment of interest on the outstanding principal balance of the Bonds calculated at the compounded rate of fourteen percent (14%) per annum from the date of the issuance of the Bonds (including the day) until the date of redemption (not including the day).

2.3
In case the Company goes through the initial public offering process prior to the end of October of 2010, the Subscriber shall be entitled, on or after the fourth anniversary of the issuance of the Bonds hereunder, to exercise its put option to redeem the outstanding principal balance of the Bonds at the face value thereof, in which case the Subscriber shall also be entitled to receive from the Company the payment of interest on the outstanding principal amount of the Bonds calculated at the compounded rate of eight percent (8%) per annum.

2.4
The Subscriber shall notify Cintel of its exercise of the put option in writing. In case Cintel does not redeem the payment of the Put Amount as provided in 2.1, 2.2 or 2.3 above (as applicable) no later than the date (the “Put Payment Date”) falling fifteen (15) days from the notice by the Subscriber thereof, the Subscriber shall be entitled to receive the default interest on the Put Amount calculated at the compounded rate of nineteen percent (19%) per annum from the Put Payment Date (including the day) until the date of actual receipt of the Put Amount (not including the day). Provided, however, notwithstanding the provision herein, in case sixty (60) days has passed from the date of the occurrence of an Event of Default occurred due to the failure by Cintel to redeem the Put Amount no later than the Put Payment Date, the Subscriber shall be entitled to receive the default interest on the outstanding principal balance of the Bonds calculated at the compounded rate of nineteen percent (19%) per annum from the date of the issuance of the Bonds (including the day) until the date of actual receipt of the outstanding principal balance of the Bonds and the default interests calculated as provided herein (not including the day).

ARTICLE 3. Notice

Any notices in connection with the Convertible Bonds Subscription Agreement and this Agreement shall be in writing and shall be served (i) by hand (ii) by prepaid post or (iii) by facsimile transmission or electronic mail to the following addresses and numbers:

If to Woori,
Address:	20Fl, Youngpoong Bldg. 33 Seorin-dong, Chongno-gu Seoul, Korea
Attention:	Eun-Ok Choi Phone: (82-2) 399-7125 Fax: (82-2) 399-7118

If to Cintel,
Address:	9900 Corporate Campus Drive, Suite 3000 Louisville, KY 40223, U.S.A.
Attention:	Kwang-Hee Lee Phone: (82-2) 701-3395 Fax: (82-2) 701-3397

Any such notice shall be deemed to be served and effective at the time of delivery (if delivered by hand), after the fifth business day immediately after the date of posting (if served by prepaid post) or upon the receipt of confirmation facsimile or electronic mail (if served by facsimile or electronic mail). The Article of Notice of the Convertible Bonds Subscription Agreement changes under this Article.

ARTICLE 4. Confidentiality

With regard to the execution, contents and implementation of this Agreement, the Parties: (i) may not disclose the information obtained from the other Party to a third party without the prior written consent of the other Party; (ii) may not use the information for irrelevant purposes.

ARTICLE 5. Others

The contents of the Convertible Bonds Subscription Agreement will continuously be applied between the Parties for the matters changed otherwise in this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WOORI PRIVATE EQUITY FUND	CINTEL CORP.

/s/ Kwang Hee Lee	/s/ In Young Lee
Name:Kwang Hee Lee Title: CEO	Name: In Young Lee Title: CEO